Exhibit 10.1
Certain identified information marked by [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the Registrant both customarily and actually treats as private and confidential
MANUFACTURING AGREEMENT

This Manufacturing Agreement (the “Agreement”) is made and entered into as of the last date of signature (the “Effective Date”), by and between Enovix Corporation, a Delaware corporation, 3501 W. Warren Avenue, Fremont, California 94538, U.S.A including its subsidiary in Malaysia, Enovix Malaysia SDN. BHD. (“Enovix”) and YBS International Berhad a Malaysian corporation, with a place of business at No 978, Lorong Perindustrian Bukit Minyak 20, Kawasan Perindustrian Bukit Minyak, 14100 Simpang Ampat, Pulau Pinang, including its wholly owned subsidiary, Orifast Solution Sdn Bhd (“YBS”). Each of YBS and ENOVIX is a “Party” or “party” to this Agreement.

RECITALS

A.
YBS engages in the business of manufacturing, assembling, testing and packaging electronic products for one or more customers. YBS has incorporated a subsidiary, namely Orifast Solution Sdn Bhd (“OSSB”) to manufacture lithium-ion batteries for Enovix under the terms and conditions of this Agreement.

B.	Enovix is engaged in the business of developing, manufacturing and selling lithium-ion batteries.

C.	Enovix desires to engage YBS as a non-exclusive supplier in Asia to manufacture batteries on behalf of Enovix on the terms and conditions of this Agreement.

D.	Subject to the terms and conditions of this Agreement and the Exhibits hereto, YBS shall manufacture and produce the quantity of Products specified by Enovix pursuant to Orders established by Enovix and shall do so under the direction and supervision of Enovix.

Exhibit 10.1

E.	YBS and Enovix wish this Agreement to define the general terms and conditions governing any and all transactions between the parties regarding the manufacture of Products on behalf of Enovix.
In consideration of the mutual covenants and representations set forth herein, Enovix and YBS agree as follows:

1.	DEFINITIONS

The following definitions shall apply to this Agreement and to each Exhibit to this Agreement, unless specifically provided to the contrary:
1.1    “Forecast” means the annual, monthly or, at Enovix’s option, weekly forecast of quantity of each Product that Enovix anticipates requiring for the applicable period of time.

1.2    “Foreign Exchange Rate” means the average of the exchange rate between the US dollar and the Malaysian Ringgit as published on the Wall Street Journal for the thirty (30) days prior to the date of invoice.

1.3    “Intellectual Property” means patent rights (including patent applications and disclosures), rights of priority, copyright rights, mask work rights, trade secret rights, know-how, and any other intellectual property or proprietary rights recognized in any country or jurisdiction in the world, now or hereafter existing, and whether or not filed, perfected or recorded.

1.4    “Know-How” means any and all technical information presently available or generated during the term of this Agreement that relates to Products or improvements thereto and shall include, without limitation, all manufacturing data and any other information relating to Products or improvements thereto and useful for the development, manufacture, or effectiveness of Products.

1.5    “Lead Time” means the amount of time for manufacturing and shipment per Product as defined by Enovix.

1.6    “Materials” means raw materials, subcomponents or Supplied Components incorporated into the Product that are purchased directly from suppliers by YBS on behalf of Enovix.

1.7    “Enovix Proprietary Technology” means the software, firmware, hardware, technology and Know–How that is proprietary to Enovix and/or its licensors, including, but not limited to those items described in the relevant Exhibits attached hereto, including all Intellectual Property embodied therein. Enovix Proprietary Technology also includes product technology, Specifications, engineering documentation and manufacturing and testing processes.

Exhibit 10.1
1.8    “Order” means any purchase order provided to YBS by Enovix in writing which specifies the Products to be manufactured, including the quantity of each Product its description and part number, applicable manufacturing fee, shipping instructions and requested delivery dates and such other information as the parties may agree from time to time.

1.9    “Products” mean the battery manufactured by YBS on behalf of Enovix in accordance with the Specifications.

1.10    “Quality Requirements” are requirements provided by Enovix that YBS has to ensure Products comply with.

1.11    “Specifications” means any and all designs, drawings, blueprints, formulations, models, specifications, manufacturing, data, techniques, processes, procedures, performance data, Know-How and other technical information relating to the design, manufacture and/or operation of the Products, which are provided by Enovix to YBS for the purpose of manufacturing Products pursuant to this Agreement.

1.12    “Statement of Work” shall mean the statement of work provided by Enovix from time to time.

1.13    “Supplied Components” means those materials or components that Enovix provides, directly or through distributors, to YBS to be incorporated into the Product.

1.14    “WIP” means work in process and refers to the Supplied Components and/or Materials (after removal from stores inventory, if applicable) once they have been placed in the line on behalf of Enovix and have entered the manufacturing process.

2.	MANUFACTURE OF PRODUCTS

2.1    Manufacturing. Under the direction of Enovix, using Enovix Proprietary Technology, as well as the Manufacturing Process, YBS will manufacture Products on behalf of Enovix and deliver them to Enovix, in compliance with the Specifications, Enovix Quality Requirements and Enovix Scope of Work set forth in Exhibit A at No 978, Lorong Perindustrian Bukit Minyak 20, Kawasan Perindustrian Bukit Minyak, 14100 Simpang Ampat, Pulau Pinang. YBS shall be responsible for production planning and ensuring adequate manpower capacity for manufacturing Products. YBS shall be responsible to fulfilling Orders in accordance with the specified Forecast and meet Production Key Performance Indicators (KPIs) and On Time Delivery (OTD) performance metrics set by Enovix and agreed by YBS.
In the event that there needs to be a change in location for manufacturing, YBS will provide advance written notice of six (6) months and Enovix will need to approve such location prior to Products being produced in the new location.

Exhibit 10.1

2.2    Forecasts. Before the beginning of each calendar month, Enovix will provide YBS with a Forecast on a 52-week rolling basis for long-term capacity planning and material inventory purchasing. In addition, at the beginning of every week, Enovix will provide a 26-week rolling for Products, which forecast shall be binding on YBS for manufacture of Products based on Lead Time. YBS shall use commercially reasonable efforts to accept Enovix’s variation in quantities identified by up to [***] from the quantities in the Thirteen Week Forecast by Enovix (“Upside Orders”) subject to the maximum capacity of the machines designed by Enovix and based on bottlenecks.

2.3    Forecast, Material Management Dataroom. YBS shall make available to Enovix a secured dataroom for exchange of forecasts, material management information and order confirmation which will be continuously available except for schedule downtimes which have been communicated to Enovix in advance.
2.4    Enovix Obligations.
(a)    Enovix will supply to YBS, on the terms and conditions specified herein, the Enovix Proprietary Technology necessary for the manufacture of the Products by YBS on behalf of Enovix.

(b)    Enovix will provide to YBS with respect to each Product all Specifications, product design drawings, approved vendor listings, material component descriptions (including approved substitutions), manufacturing process requirements, testing parameters and standards, equipment and quality control requirements, in the form of Enovix engineering documentation to YBS.

2.5    YBS Obligations.
(a)    YBS shall purchase the tooling, fixtures and Gen2 Line 1 machinery for supply of Products to Enovix (“Manufacturing Equipment”). For the avoidance of doubt, YBS shall be responsible to purchase the machinery for Gen2 Line 1 only. YBS shall provide or acquire all Materials from pre-approved vendors to meet Forecast at the pricing set by Enovix. YBS is responsible for maintaining all Manufacturing Equipment and Materials in good and working condition for proper manufacturing of Products. Enovix will provide engineering support for manufacturing process of the Products. YBS shall ensure continuous availability of the Manufacturing Equipment and Materials.

2.6    Changes in Manufacturing Process. YBS will give Enovix [****] days advance written notice of any proposed changes (“Proposed Change Notice”) in site characteristics,

Exhibit 10.1
materials and/or to its Manufacturing Process, which might affect the form, fit, performance, maintainability, operation, function, reliability, interface interconnectability, compatibility, design rules, models, or size of Products. Such Proposed Change Notice will describe the nature of the proposed changes, including reasons for the changes, the anticipated schedule for implementation of the changes and other relevant technical and logistic considerations, including without limitation quality and reliability data to the extent available. Enovix will approve or disapprove any such proposed changes promptly, but in no event no later than [*****] days after receipt of the Proposed Change Notice. If Enovix disapproves such proposed changes within the [*****] day period, YBS will continue to manufacture and deliver Products using the old Manufacturing Process as originally agree to by the parties hereunder.

2.7    Modifications to the Enovix Specifications. Enovix may request reasonable modifications to the Specifications at any time during the term of this Agreement.

2.8    Exclusive Rights to Output. Enovix shall have the sole and exclusive rights to YBS’s output of Products that incorporate the Enovix Proprietary Technology. YBS will not sell, disclose, or distribute any Products to any third parties without Enovix’s prior written authorization. Any sale, disclosure or distribution of Products or any similar products to unauthorized third parties shall be a material breach of this Agreement.

3.	ORDER PROCEDURE

3.1     Submission of Order. Enovix will submit all Orders to YBS in writing by mail or facsimile, or by mutually agreed-upon electronic means.

3.2    Acceptance of Order. YBS will immediately acknowledge receipt of Orders and shall accept Orders within Lead Times within twenty-four (24) hours of receipt. Any Order which YBS does not decline, in writing, within twenty-four (24) hours of receipt shall be deemed accepted by YBS. YBS will use commercially reasonable efforts to accept Upside Orders.

3.3     Status Reports. YBS will provide Enovix with Order status reports when reasonably requested by Enovix and within one (1) business day of each of the following milestones: (a) start of manufacturing; (b) Order completed; and (c) ordered Products shipped. Such status reports will be provided electronically in a format mutually agreed upon by both parties.

Exhibit 10.1

4.	MATERIALS MANAGEMENT

4.1    Materials/Inventory Management. YBS will be responsible for prudently managing, the inventory of Materials in a manner that will ensure that YBS can at all times fulfill Orders, pursuant to the Forecasts given under this Agreement. At a minimum, YBS shall maintain [***] of inventory for all Materials. YBS shall provide weekly material status reports and seek to meet or exceed all KPIs provided by Enovix on inventory management.

4.2    Materials Procurement.
(a) YBS will purchase Materials as necessary to manufacture Products pursuant to Orders and Forecasts, and will use standard and commercially prudent purchasing practices, including but not limited to: economic order quantities, attention to competitive pricing, consideration of supplier minimum quantities, and long-lead-time component management. YBS is authorized to procure Materials based only on outstanding Orders and the duration of then-current Forecasts based on pre-approved pricing by Enovix. Notwithstanding the foregoing, YBS may also procure Materials with lead times exceeding the duration of then-current Forecasts, after review and approval by Enovix. In the event that YBS is unable to purchase Materials to fulfill Orders within Lead Time, YBS shall immediately escalate to the appropriate contacts within Enovix. YBS shall provide a list of NCNR (Non-Cancelable, Non-Returnable), long lead time items, allocated commodities and Minimum Lot Size parts to Enovix that supports deliveries in the period covered by the forecasts (“Special Items Approval List”). Said Special Items Approval List should be updated and reviewed by Enovix and YBS on a case-by-case basis.

(b)    In obtaining Materials for production of the Products, YBS will, at Enovix’s direction, either:
(i)    purchase Materials directly from pre-approved third parties or
(ii)    receive Supplied Components on consignment from Enovix.

(c)    YBS will promptly identify and advise Enovix of any foreseeable Material shortages that could impact Product delivery schedules and will use its best reasonable efforts to identify a suitable remedy.

(d)    YBS is solely responsible for the payment of Materials to third parties. All such payments shall be made in the agreed currency with the said third parties.

Exhibit 10.1

4.3    Obsolete or Surplus Materials. When any Material is rendered obsolete and/or surplus as a result of changes in Enovix’s requirements, and that Material was ordered by YBS against an accepted Order or Forecast, such Material will be deemed “Surplus Material” and Enovix shall pay YBS the cost of all the Surplus Material of more than [*****] aging immediately upon request by YBS and YBS, subject to mitigation of costs efforts set out in this Section 4.3(b):

(a)    will notify Enovix, as soon as reasonably practicable following the date on which the obsolescence or surplus was caused (the “Obsolescence Date”), of the potential cost of such obsolescence or surplus; and

(b)    will use its best efforts, for a period of at least [****] after the Obsolescence Date, to mitigate such costs by: (i) canceling all outstanding orders for Surplus Materials, (ii) selling inventoried Surplus Materials back to the original supplier or to a third party on the most favorable terms possible; and (iii) using any remaining Surplus Materials, to the extent practical, in the manufacture of other products.

Upon Enovix’s request, YBS will provide Enovix with documentary proof of its mitigation efforts under this Section, or, at Enovix’s election, will permit Enovix to audit YBS’s records related thereto for the purpose of verifying compliance with this Section’s requirements.

4.4    Losses of Materials, Inventory or Products. YBS shall be responsible for and liable for any losses of or damages to Materials, inventory or Products caused solely by the acts or omissions of YBS or its employees or representatives including without limitation theft or pilferage. Upon Enovix’s request, YBS shall reimburse Enovix for any and all such losses.

5.	TESTING AND QUALITY ASSURANCE

5.1    Quality Assurance. YBS will maintain quality assurance systems for the control of Material quality, processing, assembly, testing, packaging and shipping in accordance with its usual policies and practices, the highest industry standards and pursuant to any additional requirements set forth in this Agreement or as supplied by Enovix from time to time. YBS will use its best efforts to prevent and, as applicable, will promptly remedy, any conditions within its control that could compromise the quality of the Products or the Manufacturing Process. YBS will be responsible for having appropriate personnel in order to meet Enovix’s quality assurance requirements defined by Enovix.

Exhibit 10.1
5.2    Testing. YBS will perform industry standard test procedures relating to the Products, and follow all steps of testing protocol and equipment provided by Enovix. No Products shall be shipped to Enovix unless all testing has been completed by YBS and passed all Quality Requirements and protocols set forth in the Statement of Work or as otherwise specified by Enovix.

6.	AUDIT AND INSPECTION
(1)YBS shall maintain accurate and complete accounting records relating to the manufacture of product under the Agreement in accordance with generally accepted accounting principles and practices consistently applied. YBS shall retain such Agreements for the term of this Agreement and [*****] years thereafter. YBS will provide, upon Enovix’s written request, its available reliability and quality data regarding Products for the purpose of maintaining consistent quality standards for such Products throughout the term of the Agreement. YBS will permit Enovix or its representatives, at Enovix’s expense and subject to YBS’s reasonable security requirements, to perform quality audits of the facilities and processes used in manufacturing Products during normal business hours. YBS will provide Enovix with access to its facility and process control information, books and records which are specifically related to YBS’s obligations under this Agreement, and as may be required by Enovix to verify compliance with this Agreement including without limitation on a quarterly and annual basis. YBS shall permit audits of its books and records associated with this Agreement in order to verify costs of Materials, labor, rent, administration expenses, utilities, repair and maintenance and Equipment, YBS financing costs and any other basis for the invoices submitted to Enovix upon request. The costs of the audit shall be borne by Enovix unless such audit finds that YBS overcharged Enovix by [*****] or more for the period audited, in which case Enovix’s out of pocket expenses incurred in connection with the audit will be borne by YBS. YBS shall promptly refund the amount of any overcharge and related audit charges, if applicable.

(2)At all times, Enovix is authorized to have its employees or contracts to verify, review and observe Product development, manufacturing, shipment and confirm the various obligations under this Agreement or required for the manufacturing and sale of the Product.

7.	PAYMENT & FEES
 7.1    Payment.
(a) The fee to be paid to YBS by Enovix for the Products (the “Manufacturing Fee”) is [****] markup on the direct and indirect materials, direct labor, utilities and repair and maintenance directly related with manufacturing Products for Enovix as detailed in Exhibit B (“Markup”) for the first four manufacturing lines. For the first four manufacturing lines, Enovix

Exhibit 10.1
will purchase at a minimum of [***] of Products as set out in Exhibit B as updated from time to time to be mutually agreed by both parties in writing. [*****]
(b) The Parties have agreed to share the initial investment of one hundred million ($100,000,000) United States dollars for the equipment for the Gen2 Line 1 and facilitization costs. as set out in Exhibit C. Enovix will contribute thirty (30%) percent as set out in Exhibit C (“30% Contribution”) and YBS has the obligation to finance the remainder seventy percent (70%) by way of bank loan (“70% Contribution”). [***]
In the event the Minimum Commitment as set out in Exhibit B is not sufficient for YBS to meet its minimum monthly loan repayment instalments to the bank after deduction of all other costs incurred by YBS (“Shortfall”), Enovix agrees to pay the Shortfall to YBS within [***] from the date of written request from YBS.
(c) At any time during the first seven (7) years of the term, Enovix reserves the right to purchase the Gen2 Line 1 by repaying the YBS financed amount set out in Exhibit C net of depreciation and Enovix shall also bear the early repayment penalty fee imposed by the financier (if any). [*******]
(d) Enovix will assume capex responsibility for the manufacturing lines 2-9. For such lines, the Manufacturing Fee shall be as below:

Manufacturing Fee	Percent	Enovix CapEx Responsibility
Lines 1-4	[***]%	[***] (Line 1) [***] (Line 2 – 4)
Lines 5-9	[***]%	[***]

Exhibit 10.1
7.2    Continuous Improvement and Cost Reductions. YBS will actively work to support continuous improvements in its manufacturing and production of Products. YBS will disclose all cost reduction opportunities associated with Equipment and Materials and value engineering projects on a monthly basis. The Parties shall meet quarterly to review possibilities of cost reduction and all cost reductions will be evenly split by the parties.
7.3 Payment.
(a)    YBS will send an invoice to Enovix on, or as soon as reasonably practicable after, the delivery of Products pursuant to this Section. Invoices shall be provided monthly and shall include the Manufacturing Fee and monthly repayment of YBS Investment over the Term of this Agreement.

(b)    Payment of invoices is due to YBS within [***] days following the date of invoice, [***]. Enovix shall make all payments to YBS in USD for materials, tools, equipment and in Ringgit for direct labor, utilities, and all local spend. If any invoice paid by Enovix is found, upon Enovix’s later review, to have been incorrect, Enovix, at its option, will be entitled to a prompt refund or a credit of the incorrect amounts so paid. Any invoices issued [***] after the shipment shall not be valid or payable without the express written permission of YBS. Irrespective of payment disputes, YBS is not permitted to place Products on credit hold or manufacturing hold under this Agreement.

(c)    Except as otherwise provided herein, each party will be responsible for its own costs and expenses incurred by it and its employees in performing its obligations under this Agreement, including, but not limited to, travel, lodging, entertainment, employees’ salaries, wages or other compensation, together with each party’s respective federal, state, provincial, municipal or other taxes. Neither party will incur or assume any cost or expense on behalf of the other party without prior written consent from the party to be charged.

(d)    Taxes and Duties. YBS will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties) (together “Duties”) however designated, arising from the performance of the services by YBS, including (without limitation) those imposed as a result of the shipping of materials (including materials, components and finished product) to, from or between YBS site(s). If these Duties are incurred by Enovix, then YBS shall be entitled to invoice Enovix for these Duties at the time that they are incurred. YBS shall bear and pay all governmental (including federal, state and local) taxes based upon or measured by its net income, its personal property and all franchise taxes based upon its corporate existence, or its general corporate right to transact business. Notwithstanding any contrary terms in this section, in the event of material changes to applicable laws that are reasonably likely to materially increase the cost of providing the services, the parties shall review the potential impact and negotiate in good faith any applicable changes to the prices and/or fees, as applicable.

Exhibit 10.1
7.4 Packaging. All Products shall be packaged for shipment to protect the Products from loss or damage and in conformance with good commercial practice, the Specifications, government regulations and other applicable standards. Any special packaging requirements shall be quoted by YBS and shall be implemented on Enovix’s written approval.

7.5    Shipping.
(a)    YBS shall deliver Products EXWORKS to Enovix warehouse (Incoterms 2020) or as otherwise specified by Enovix in an Order in accordance with the shipment date specified in the applicable Order with aging of not more than [***]. YBS shall be entitled to charge Enovix warehouse storage charges for any warehouse storage with aging of more than [****], with such charges to pre-approved in writing. The shipment date and quantity shall be determined by Enovix. All Products will be sent with necessary documentation and packaging as defined by Enovix for receiving, inspections and acceptance. Shipments of Products shall be made on a First In First Out (FIFO) basis.
(b)YBS shall meet any delivery dates specified in an Order, provided that such dates are consistent with the Lead Time. In any event, YBS will promptly notify Enovix of any anticipated inability to meet the delivery dates requested in the Order. YBS shall not ship Products in advance of the shipment date nor later than the shipment date. For Orders which Enovix requests be shipped on an expedited basis, YBS shall use commercially reasonable efforts to fulfill such requests.

(c)Time is of the essence with respect to production and delivery of Products. Cycle time and delivery performance will be reviewed on a monthly basis. Upon learning of any circumstances that in YBS’s reasonable discretion could result in a delayed delivery (including any actual or potential labor dispute), YBS shall notify Enovix as to the cause and extent of such delay. If YBS is the cause of the circumstances resulting in a delayed delivery, YBS shall, at no cost to Enovix, employ accelerated measures such as services and material expediting (priority lots as available), premium transportation (including air freight) or labor overtime required to meet the applicable requested delivery date. In addition, if such measures are not sufficient to address the problem, the Parties will follow the escalation process set out by Enovix. The foregoing does not excuse YBS’s failure to fulfill its delivery obligations to Enovix. In addition, for each delivery delay YBS shall reimburse Enovix for all costs and damages Enovix has incurred as a result of such delay

8.	ACCEPTANCE OF PRODUCTS

8.1    Inspection. Enovix reserves the right to inspect and test any Products delivered hereunder, and will accept or reject such Product in accordance with the following terms.

Exhibit 10.1
Enovix may reject any Products which: (a) have been materially damaged prior to delivery by YBS, or (b) do not meet, in all material respects, the relevant Specification (“Rejected Products”). Acceptance of any Products does not relieve YBS of its warranty obligations under this Agreement.

 8.2    Notification. Enovix will notify YBS in writing of rejected Products as a result of manufacturing defect due to workmanship. Enovix or Enovix’s customer (if applicable) will return rejected Products to YBS, at YBS’s expense. YBS shall be responsible for repairing or replacing or refunding costs of Products at the election of Enovix.

8.3    YBS Election. If YBS finds that the rejected products do not materially conform to the specifications, YBS will, at its election, either repair or replace the Rejected Products, or refund to Enovix all sums paid therefor. The cost associated with any such repair, replacement or refund, including any applicable shipping expenses, taxes, or other fees, will be the responsibility of YBS. In the case of replacement or refund, title to the rejected Product shall pass to YBS on delivery to YBS.
8.4    Scrapping. YBS will follow Enovix policies and procedures to scrap material.

8.5    Customer Contacts. YBS agrees Enovix shall be sole contact to Enovix customers. YBS shall not communicate with Enovix customers without the prior written consent of Enovix. In the event YBS is contacted by Enovix customers, YBS shall notify Enovix immediately and wait for Enovix instructions before proceeding. For the purposes of Enovix customers performing diligence on Enovix as a supplier of products, if requested by Enovix, such customers may participate in such inspections or be given access to the results of such inspections.

9.	TITLE AND RISK OF LOSS

9.1    Title and Risk of Loss. Title to Products and risk of loss and damage will pass from YBS to Enovix upon delivery by YBS. Subject to the other terms and conditions of this Agreement, YBS shall have title to and bear risk of loss for all Products from the beginning of WIP and throughout each subsequent stage of the manufacturing and assembly process. YBS shall also have title to and bear risk of loss with respect to Supplied Components from date of acquisition and with respect to Materials once removed from YBS’s stores inventory and placed in WIP on behalf of Enovix.

Exhibit 10.1
9.2    Treatment of Certain Losses. Enovix and YBS acknowledge that several types of losses may occur with respect to materials, inventory and Products. Losses due to normal attrition, such as breakage, are the responsibility of Enovix and are reflected in the Manufacturing Fee. Losses and damage caused solely by acts or omissions of YBS or its employees and representatives and attrition beyond the normal levels are the responsibility of YBS. The parties are both required to have and maintain, during the term hereof and for [******] thereafter, product liability, property insurance with at least [*****] policy limits and coverage adequate to cover all perils customarily protected against in performing its obligations hereunder. YBS shall provide Enovix with a certificate of insurance upon request. Enovix shall be responsible for the material and product liabilities insurances. YBS shall be responsible for other insurances and Enovix will be charged at cost. YBS as the landlord is required to obtain the normal fire insurance on the property as per the local authority requirements on the property fire insurance coverage (“Local Requirements”) and upon request of Enovix, YBS may purchase the property insurance in accordance to the global standards provided that Enovix shall bear all additional insurance costs incurred by YBS.

 9.3    Field Failures.
(1)If Products are rejected based on failure in the field as determined by Enovix in its reasonable [ ].

10.	WARRANTY

10.1    YBS Representations and Warranties. YBS represents and warrants to Enovix that: (i) Enovix shall have good and clear title to the Product free and clear of all liens, claims, and encumbrances; (ii) all manufacturing activities and services provided hereunder by YBS (excluded those under Proprietary Technology and Enovix Work Product (as defined in Section 12) are either owned or properly licensed by YBS or are in the public domain and do not infringe any proprietary rights of any third party; (iii) YBS has the full power to enter into this Agreement and to carry out its obligations under this Agreement;[ ].

11.	TERM AND TERMINATION

11.1    Term. This Agreement shall commence on the Effective Date and shall continue for ten (10) years and shall automatically be renewed for another five (5) term, unless otherwise terminated as provided herein.

Exhibit 10.1
11.2    Termination for Cause. Either party may suspend its performance and/or terminate this Agreement immediately upon written notice at any time upon occurrence of any one of the following events:
(1)The other party is in material breach of any term, condition or covenant of this Agreement and fails to cure the breach within thirty (30) days after written notice thereof or

(2)The other party: (i) becomes insolvent; (ii) enters into or files a petition, arrangement or proceeding seeking an order for relief under bankruptcy laws of the United States; (iii) enters into a receivership for any of its assets; (iv) enters into a composition with or assignment for the benefit of its creditors; or (v) enters into a readjustment of debt dissolution or liquidation.

11.3    Termination for Convenience. Both parties may mutually agree to terminate this Agreement in writing at any point of time. In the event of termination under this Section:
(a)    Enovix may terminate any Order by giving YBS [***] prior written notice. Termination of any Order or this Agreement will not prejudice accrued rights and liabilities (including payments for Products delivered) of either party and
(b)    on the termination or other discharge of this Agreement, YBS will, as soon as reasonably practicable following Enovix’s request, deliver up to Enovix at Enovix’s expense and risk all Enovix Proprietary Technology.
(c)    YBS will be entitled at its option to perform all accepted Orders placed prior to the termination of this Agreement and the terms of this Agreement will continue to apply to such Orders.

11.5    Effect of Termination in General. Upon termination or expiration of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that the obligations of the parties under this Agreement which, by their nature, would continue beyond termination or expiration of this Agreement, shall survive termination or expiration of this Agreement. While termination will not relieve YBS or Enovix from any liability arising from any breach of this Agreement, neither party will be liable to the other for damages of any sort solely as a result of terminating this Agreement in accordance with its terms. Termination of this Agreement will be without prejudice to any other right or remedy of either party.

12.	OWNERSHIP AND LIMITED LICENSE

Exhibit 10.1
12.1    Grant of Limited License to the Enovix Proprietary Technology. Enovix hereby grants YBS a non–exclusive, non–assignable, non-sub-licensable, limited license to use the Enovix Proprietary Technology and Enovix Work Product (as defined below), subject to and upon the terms and conditions of this Agreement, solely to fulfill YBS’s obligations hereunder. YBS agrees to use the Enovix Proprietary Technology and Enovix Work Product for the sole purpose of manufacturing, assembling and producing for Enovix the quantity of Products specified by Enovix in accordance with the terms and conditions of this Agreement and not for any other purpose.

12.2    YBS Duties. YBS agrees not to engage in, nor will it authorize others to engage in, the reverse engineering, disassembly or the decompilation of any of the Enovix Proprietary Technology or the Enovix Work Product. YBS shall not disclose the Enovix Proprietary Technology or the Enovix Work Product to any third parties and shall not use the Enovix Proprietary Technology or the Enovix Work Product for its own benefit or the benefit of others. YBS shall use diligent good faith efforts to secure and protect the Enovix Proprietary Technology and the Enovix Work Product with at least the same degree of care YBS utilizes with respect to its own most valued proprietary information.

12.3    Ownership. As between Enovix and YBS, all right title and interest in the Enovix Proprietary Technology are and shall remain solely with Enovix, subject to the license granted under Section 12.1. Enovix retains sole and exclusive rights, title and interest in and to its intellectual property, including any and all improvements thereto or derivative works thereof.

12.4    Work Product; Assignment. All specifications, designs, discoveries, inventions, products, modifications, computer programs, technical information, procedures, processes, improvements, developments, drawings, notes, documents, information and materials made, conceived, reduced to practice or developed by YBS which result from, relate to or arise out of its performance under this Agreement or otherwise relates to or arises out of the Products or Enovix Proprietary Technology, and all intellectual property rights therein (collectively, the “Work Product”) will be owned solely and exclusively by Enovix. To the extent such Work Product is a “work made for hire” under applicable copyright law, it shall be considered a “work made for hire” from the moment of creation, the copyright of which shall be owned exclusively by Enovix worldwide. To the extent such Work Product does not qualify as a “work made for hire” under applicable copyright law, all right, title and interest, including worldwide copyrights, patents, trade secrets and any other intellectual property rights, that YBS may have in and to same is hereby assigned, transferred and conveyed from the moment of creation exclusively to Enovix. Enovix is designated an agent in order to be able to file patents or preserve other intellectual property rights. In the event there can be no assignment of Work Product, YBS hereby grants to Enovix a worldwide, nonexclusive, perpetual, irrevocable, royalty-free, paid-up license to: (i) sell, use, make, have made, reproduce, make derivative works of, and distribute, at

Exhibit 10.1
any time and in any manner, products or derivatives embodying the Manufacturing Process that is used in the production of or incorporated into Products; (ii) use and reproduce for internal use copies of any test software licensable by YBS that Enovix requests in order to test the Enovix Products or derivatives, and (iii) sublicense others to do any of the foregoing.

13. CONFIDENTIALITY
13.1    Confidentiality. Each party will at all times, both during the term of this Agreement and for a period of [***] after its termination, maintain in confidence this Agreement, Know-How, Enovix Proprietary Technology, the Manufacturing Process, improvements, and all information, data, reports, and other records that either party receives from the other that is designated as confidential in writing or, if disclosed orally, reduced to writing and designated as confidential within thirty (30) days including the terms, conditions, and existence of this Agreement as confidential and will not use such Confidential Information except as expressly permitted herein (“Confidential Information”). Each party will take all reasonable measures to maintain the confidentiality of such Confidential Information, but not less than the measures it uses for its confidential information of similar importance. Each party will limit the disclosure of such Confidential Information to those of its employees and contractors with a bona fide need to access such Confidential Information for a party’s exercise of its rights and obligations under this Agreement; provided that all such employees and contractors are subject to binding use and disclosure restrictions at least as protective as those set forth herein. Confidential Information will not include any information that (a) is or becomes generally known to the public through no fault or breach of this Agreement by the receiving party; (b) the receiving party can demonstrate by written evidence was rightfully in the receiving party’s possession at the time of disclosure, without an obligation of confidentiality; (c) is independently developed by the receiving party without use of or access to the disclosing party’s Confidential Information; or (d) the receiving party rightfully obtains from a third party not under a duty of confidentiality and without restriction on use or disclosure.

14.	LIMITATION OF LIABILITY

EXCEPT UNDER SECTION 13 (CONFIDENTIALITY), SECTION 12 (OWNERSHIP), OR FOR LIABILITY CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY ORDER, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT. BOTH PARTES’ LIABILITY UNDER THIS AGREEMENT IS A MAXIMUM OF THE [***] PAYABLE UNDER THIS AGREEMENT. THIS SECTION DOES NOT LIMIT

Exhibit 10.1
EITHER PARTY’S LIABILITY FOR BODILY INJURY OF A PERSON, DEATH, OR PHYSICAL DAMAGE TO PROPERTY.

15.	INDEMNIFICATION

15.1    Enovix Indemnity. Enovix expressly and unequivocally agrees to and hereby does indemnify, release, defend and hold YBS and its officers, directors, employees, agents, consultants and other representatives, successors and assigns harmless from and against all losses, damages, costs and expenses, including attorneys’ fees, arising in favor of any person, firm or corporation on account of that YBS may incur as a result of (a) having followed any Specification or other Enovix Proprietary Technology, provided that such losses, damages, costs or expenses: (i) were not foreseeable and reasonably avoidable by YBS, or (ii) are not directly related to any contribution or modification made by YBS to the Specification or other Enovix Proprietary Technology; (b) breach of any representation or warranty made by Enovix, (c) any claims by any subcontractor, supplier, employee or agent of Enovix, (d) violation of Enovix to comply with applicable laws or regulations, and (e) infringement of third party intellectual property rights or misappropriation of any third party’s trade secrets;
The above indemnity will extend to all claims of any kind made by third parties (including without limitation claims for infringement of Intellectual Property rights and for personal injury or death caused by the Products or otherwise arising from the performance of Orders) other than claims which result, but only to the extent that they result, from defects in workmanship of YBS.
Enovix shall settle or defend, at Enovix’s expense, and shall pay any damages, costs or fines resulting from all proceedings or claims against YBS for infringement or alleged infringement of Intellectual Property rights in relation to the Products, to the extent such infringement is attributable to Enovix’s Product design or other Enovix Proprietary Technology provided to YBS hereunder. YBS will as soon as reasonably practicable notify Enovix in writing of any such proceedings or claims. Enovix agrees that YBS has the right to retain counsel and participate at YBS’s expense in the defense of any such proceeding or claim and to assist in any settlement negotiations. [***]

15.2    Infringement Indemnity by YBS. YBS expressly and unequivocally agrees to and hereby does indemnify, release, defend and hold Enovix and its officers, directors, employees, agents, consultants and other representatives, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys’ fees, arising in favor of any person, firm or corporation on account of (a) product liability attributable to manufacturing, assembly, testing, and/or packaging services provided by YBS hereunder relating to the Products (b) breach of any representation or warranty made by YBS, (c) any claims by any subcontractor,

Exhibit 10.1
supplier, employee or agent of YBS, (d) violation of YBS to comply with applicable laws or regulations, and (e) infringement of third party intellectual property rights or misappropriation of any third party’s trade secrets. Enovix may employ counsel, at its own expense (provided that if such counsel is necessary because of a conflict of interest of either YBS or its counsel or because YBS does not assume control, YBS will bear such expense), to assist it with respect to any such claim. YBS shall not enter into any settlement that affects Enovix’s rights or interest without Enovix’s prior written approval. Unless YBS fails to perform its obligations pursuant to this Section, Enovix shall have no authority to settle any claim on behalf of YBS. [***]
Notwithstanding the foregoing, YBS will not be liable for the patent infringement indemnification obligations under this subsection to the extent such claims, damages, losses, costs or expenses are attributable to components, designs or specifications provided by Enovix.

16.	GENERAL

16.1    Relationship of the Parties. Enovix and YBS are and will remain independent contractors and the employees of one will not be employees of the other. This Agreement is not intended by the parties to constitute or create a joint venture, partnership, or other form of business organization or combination of any kind, and the rights and obligations of the parties will be only those expressly set forth herein. Neither party will at any time nor in any way represent itself as being a dealer, agent or other representative of the other party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other party, except to the extent agreed upon herein, or as may be agreed by the parties in writing in the future.

16.2    Force Majeure. At all times, YBS shall maintain a contingency recovery plan and disaster recovery plan which has been approved by Enovix (“DRP”). At a minimum, YBS shall maintain back up generators and other similar equipment for critical facilities to be mutually agreed by both parties in the event that the main electrical line goes down or other foreseeable disruptions. The DRP shall be revisited annually and approved annually by Enovix. Neither party shall be liable for any failure or delay in its performance under this Agreement (other than payment obligations) due to acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, sabotage or destruction of production facilities, strikes, work stoppages, slow-downs or other industrial disputes; inability to obtain any necessary license or consent, provided that the delayed party: (a) gives the other party written notice of such cause within ten (10) working days of discovery of the event; and (b) uses its reasonable efforts to remedy such delay in its performance. The delay in performance shall be extended for a period not to exceed sixty (60) working days.

Exhibit 10.1
16.3    Assignment. Both parties shall not assign or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other party. Any purported assignment without such consent shall be null and void. No change of control or sale of partially or substantially all of the assets of one party to a competitor of the other party is permitted without the prior written of the other. In the event of any such assignment of any party of this Agreement without prior written consent of the other party, the other party shall have the right to terminate this Agreement.

16.4    Compliance with Laws. YBS warrants that in performance of work under this Agreement it has complied with and will comply with all applicable federal, state, local, and other laws and ordinances now or hereafter enacted and in accordance with Enovix requirements for suppliers at all times including without limitation Supplier Code of Conduct and compliance with anti-bribery requirements. YBS warrants that in performance of work under this Agreement it has complied with and will comply with all Malaysian laws, regulations, statutes and ordinances of all governmental entities including local, state, federal or international, now or hereafter enacted, which regulate any material because it is radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment and other applicable laws as made known to YBS by Enovix. In addition, YBS shall secure and maintain adequate worker’s compensation insurance in accordance with the laws of the state or states from which YBS shall perform manufacturing services for Enovix. YBS agrees and warrants that it is, and with respect to and throughout the effective term of this Agreement will remain, in full compliance with all applicable export laws, including those of the United States. YBS agrees to comply with all United States prohibitions on delivery of Products, prototypes and technical data and providing services to certain end users and for certain end uses as set forth in United States export regulations. Upon request, YBS agrees to issue certificates certifying compliance with any of the aforementioned laws or regulations as may be applicable to the Products and/or services being furnished hereunder.

16.5     Notices. All notices, approvals, consents and other communications required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service with written verification of receipt, by registered or certified mail, return receipt requested, postage prepaid or by mutually agreed upon electronic means and in each instance will be deemed given upon receipt. All such notices, approvals, consents and other communications will be sent to the addresses set forth above or to such other address as may be specified by either party to the other in accordance with this Section.

16.6    Entire Agreement and Amendment. This Agreement, including all exhibits hereto, constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous representations, discussions, negotiations, and agreements, whether

Exhibit 10.1
written or oral, relating to its subject matter. This Agreement may be amended or modified only by a writing that is signed by duly authorized representatives of both parties.

16.7    Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of California, U.S.A., without reference to conflict of laws principles. The Parties shall try in good faith to resolve any dispute or claim related to or arising out of this Agreement or the interpretation, making, performance, breach or termination thereof, amicably by themselves. If the dispute or claim cannot be resolved by the Parties themselves, then it shall be finally settled by arbitration in accordance with the then current rules of arbitration of the American Arbitration Association (the "Rules") by three (3) arbitrators, one selected by each Party and the third selected in accordance with such Rules. Such arbitration shall be held in Santa Clara County, California, and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be binding and conclusive upon the Parties and may be entered as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief without breach of this Section 16.7. Each Party shall bear its own costs in connection with the arbitration.

16.8    Precedence. If there is any conflict between the terms of any Order or other documents comprised in an Order and the terms of this Agreement then the terms of this Agreement will prevail over the Order or any other such document unless it has been agreed to in writing signed by both parties’ authorized representatives.

16.9    Amendment and Waiver. Only a written instrument executed by both parties hereto may amend this Agreement and the Exhibit. Failure by either party to enforce any provision of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or other term, but shall act solely in the instance to which such waiver is directed.

 16.10    Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be deemed null and void, and the remainder of the Agreement shall continue to be in full force and effect.

 16.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed original, but all of which shall constitute one and the same instrument.

Exhibit 10.1
 16.12    Equitable Relief. Each party acknowledges that a breach by the other party of any confidentiality or proprietary rights provision of this Agreement may cause the non-breaching party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching party may institute an action to enjoin the breaching party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and a party may seek an injunction enjoining any breach or threatened breach of those provisions, in addition to any other relief to which the non-breaching party may be entitled at law or in equity.
[Signature of the Following Page]

Exhibit 10.1
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ENOVIX CORPORATION By: /s/ Raj Talluri Name: Dr. Raj Talluri Title: President and Chief Executive Officer Date: 7/25/2023	YBS INTERNATIONAL BERHAD By: /s/ Jackie Yong Chan Cheah Name: Jackie Yong Chan Cheah Title: Managing Director Date: 7/25/2023

Exhibit 10.1
Exhibit A
[***]

Exhibit 10.1
Exhibit B:
[***]

Exhibit 10.1
Exhibit C: Contribution of Each Party to Initial Investment

Total Estimated Investment	USD (in Million)	Notes
Machine (Gen 2 - Line )	$ 70.00	[***]

Investment Total	$ 100.00

Enovix Contribution

Pre-payments for Machine	$ [***]
Facilitization	$ [***]	[***]
Enovix Share (30%)	$ 30.00
YBS Share (70%)	$ 70.00

Exhibit 10.1
EXHIBIT D: Materials Management - Responsibility
[***]